Exhibit 23.3

Consent Of Geological Consultant

August 4, 2010

I hereby consent to the summary and reference of my report dated December 2009, entitled "Geological Assessment Report on the Portage Bay Ni-Cu-PGE Property” in the Registration Statement on Form S-1 filed by Atlas Resources, Incorp. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Atlas Resources, Incorp.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Atlas Resources, Incorp.’s registration statement and the filing of this consent as an exhibit to its registration statement.

/s/ Amanda Tremblay

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Amanda Tremblay

B.Sc. (Honors) Geology